Exhibit 5.1

Our ref	RDS/732502-000001/19471189v2

Borqs Technologies, Inc.

Suite 309, 3/F, Dongfeng KASO, Dongfengbeiqiao

Chaoyang District, Beijing 100016

China

27 April 2021

Dear Sir or Madam

Borqs Technologies, Inc.

We have acted as British Virgin Islands legal advisers to Borqs Technologies, Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, as amended (the “Registration Statement”), filed on 27 April 2021 with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration by the Company of the following securities:

(a)	convertible notes (“Convertible Notes”), convertible into up to 19,745,715 ordinary shares of no par value of the Company (“Ordinary Shares”); and

(b)	warrants (“Warrants”) to purchase up to 17,771,143 Ordinary Shares.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 26 April 2021, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2	The minutes (the “Minutes”) of a meeting of the board of directors of the Company held on 23 February 2021 (the “Meeting”).

1.3	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 23 April 2021 (the “Certificate of Good Standing”).

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	All public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.4	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) of the British Virgin Islands (the “Act”), is in good standing at the Registry of Corporate Affairs and validly exists under the laws of the British Virgin Islands.

3.2	The Company is authorised to issue an unlimited number of ordinary and preferred shares of no par value.

3.3	The issue and allotment of Ordinary Shares upon the conversion of the Convertible Notes in accordance with the terms of the Convertible Notes have been duly authorised by and on behalf of the Company. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders) of the Company, such Ordinary Shares will be legally issued and allotted, as fully paid and non-assessable.

3.4	The issue and allotment of Ordinary Shares upon the exercise of the Warrants in accordance with the terms of the Warrant have been duly authorised by and on behalf of the Company. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders) of the Company, such Ordinary Shares will be legally issued and allotted, as fully paid and non-assessable.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders). Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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